                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12
                        Hilb, Rogal and Hamilton Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
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[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
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     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
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

[LOGO]

HRH
Insuring the Way

                                                                  April 5, 2002

Dear Shareholder:

    You are cordially invited to attend our Annual Meeting of Shareholders on Tuesday, May 7, 2002, at 10:00 a.m. at The Jefferson Hotel, 101 W. Franklin Street, Richmond, Virginia. At the meeting you will be asked to elect five directors, four to the class of directors whose term of office expires in 2005 and one to the class of directors whose term of office expires in 2003. On the following pages, you will find the formal notice of annual meeting and the proxy statement.

    Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, you are urged to complete, sign, date and mail your proxy card or voting instruction promptly in the enclosed postage-paid envelope. Also, registered shareholders may vote by telephone or over the Internet. Instructions for using these convenient services are included on the proxy card. Beneficial owners of shares held in street name should follow the voting instructions provided by their bank or broker.

    We hope you will participate in the annual meeting, either in person or by proxy.

                             Sincerely,

                                                          /s/ ANDREW L. ROGAL
                             Andrew L. Rogal
                             Chairman and Chief Executive Officer

                       HILB, ROGAL AND HAMILTON COMPANY
                       4951 Lake Brook Drive, Suite 500
                          Glen Allen, Virginia 23060

                               -----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 7, 2002

                               -----------------

   The Annual Meeting of Shareholders of Hilb, Rogal and Hamilton Company (the Company) will be held on Tuesday, May 7, 2002, at 10:00 a.m. at The Jefferson Hotel, 101 W. Franklin Street, Richmond, Virginia, for the following purposes:

    1. To elect four directors to the class of directors whose term of office expires in 2005;

    2. To elect one director to the class of directors whose term of office expires in 2003; and

    3. To transact such other business as may properly come before the meeting.

   Only shareholders of record at the close of business on March 15, 2002, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the meeting.

                                          By Order of The Board of Directors
                                          /s/ WALTER L. SMITH

                                          Walter L. Smith
                                          Senior Vice President, General
                                            Counsel and
                                          Corporate Secretary

April 5, 2002

                                PROXY STATEMENT

   Proxies in the form enclosed are solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on May 7, 2002, and any duly reconvened meeting after adjournment thereof (the Meeting). Any shareholder who executes a proxy has the power to revoke it at any time by written notice to the Secretary of the Company, by executing a proxy dated as of a later date or by voting in person at the Meeting. It is expected that this proxy statement and the enclosed proxy card will be mailed on or about April 5, 2002, to all shareholders entitled to vote at the Meeting.

   Shareholders and participants in plans holding shares of the Company's Common Stock are urged to complete, sign and date the enclosed proxy or voting instruction and return it as promptly as possible in the postage-paid envelope enclosed for that purpose. Registered shareholders can also deliver proxies by calling a toll-free telephone number or by using the Internet. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that such instructions have been recorded properly. Instructions for voting by telephone or over the Internet are set forth on the enclosed proxy card. If your shares are held in street name with your bank or broker, please vote in the manner provided by the voting instruction enclosed with this Proxy Statement.

   The Company will pay all of the costs associated with this proxy solicitation. In addition, certain officers and employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the shares.

   On the record date of March 15, 2002, the date for determining shareholders entitled to notice of, and to vote at, the Meeting, there were 28,493,653 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon at the Meeting. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Meeting. Shares held in street name (Broker Shares) that are not voted on any matter at the Meeting will not be included in determining the number of shares present or represented at the Meeting.

   The management and directors are not aware of any matters to be presented for action at the Meeting other than the matters stated in the notice of the Meeting. If any such matter requiring a vote of the shareholders should properly come before the Meeting, unless otherwise instructed, it is the intention of the persons named in the proxy card to vote such proxy in accordance with their best judgment.

                       SECURITY OWNERSHIP OF MANAGEMENT

   The following table sets forth, as of March 1, 2002, certain information with respect to (a) the beneficial ownership of the Company's Common Stock by
(i) each director and nominee; (ii) the Chief Executive Officer, Andrew L. Rogal, and each of the Company's four other most highly paid executive officers, Martin L. Vaughan, III, Timothy J. Korman, John P. McGrath and Michael A. Janes (collectively, the Named Executive Officers); and (iii) all directors and executive officers as a group and (b) the amount of Deferred Stock Units held by each such person and group.

                                                  Beneficial Ownership
                                                -------------------------
                                                  Number of               Deferred
                                                   Common     Exercisable   Stock
Name                                            Shares (1)(2) Options (3) Units (4)
----                                            ------------- ----------- ---------
Theodore L. Chandler, Jr.......................      26,958       60,000    13,584
Norwood H. Davis, Jr...........................      20,000       56,000     2,307
Robert W. Fiondella (5)........................      10,000       30,000     6,115
J. S. M. French................................      80,600       60,000    11,174
Robert H. Hilb.................................     194,000       40,000    13,009
Michael A. Janes...............................      40,675       89,750     2,996
Timothy J. Korman..............................     127,523       91,500        --
Anthony F. Markel..............................      14,000       40,000    10,762
John P. McGrath................................      58,046      114,000        --
Thomas H. O'Brien..............................      27,329       60,000        --
Andrew L. Rogal................................     206,763      229,000        --
David W. Searfoss (5)..........................       2,000       30,000     6,302
Julious P. Smith, Jr...........................       2,223       10,000     1,488
Robert S. Ukrop................................      69,296       40,000    10,725
Martin L. Vaughan, III.........................     297,561       18,000    10,274
                                                  ---------    ---------   -------
All directors and executive officers as a group
  (27 persons, including those named above)....   1,494,673    1,381,600   117,104

--------
(1) The number of shares of Common Stock shown in the table includes (i) 113,253 shares held for certain executive officers in the Company's Retirement Savings Plan as of March 1, 2002, (ii) 214,175 shares of Restricted Stock granted to executive officers pursuant to the Company's 1989 Stock Plan and 2000 Stock Incentive Plan, and (iii) 172,645 shares of Common Stock held by immediate family members and controlled entities and in various fiduciary capacities. Such shares may be deemed to be beneficially owned by the rules of the Securities and Exchange Commission, but inclusion of the shares in the table does not constitute admission of beneficial ownership.
(2) On March 1, 2002, the Company had 28,491,053 shares of Common Stock issued and outstanding. Each of the individuals listed in the table is the beneficial owner of less than 1% of the issued and outstanding shares of Common Stock on that date, except for Andrew L. Rogal and Martin L. Vaughan, III, who beneficially owned 1.52% and 1.11%, respectively, of the issued and outstanding shares as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. As a group, the directors and executive officers beneficially owned 9.63% of the issued and outstanding shares of Common Stock on that date.
(3) The amounts reported in this column represent shares which may be acquired through the exercise of stock options within sixty days after March 1, 2002, pursuant to the Company's 1989 Stock Plan, 2000 Stock Incentive Plan and Non-Employee Directors Stock Incentive Plan.
(4) The amounts reported in this column are Deferred Stock Units held by (i) non-employee directors under the Company's Amended and Restated Outside Directors Deferral Plan (see "Director's Compensation") and (ii) executive officers under the Company's Executive Voluntary Deferral Plan, a deferred compensation plan, as of March 1, 2002. Each Deferred Stock Unit represents a hypothetical share of the Company's Common Stock, fluctuates in value with the market price of such stock and is payable only in shares of Common Stock.

(5) The number of shares listed for Messrs. Fiondella and Searfoss does not include 1,730,084 shares of Common Stock owned by Phoenix Life Insurance Company (Phoenix Life) and debentures owned by Phoenix Life which are convertible into 2,813,186 shares of Common Stock at $11.375 per share, beneficial ownership of each of which is disclaimed by Messrs. Fiondella and Searfoss.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table sets forth certain information with respect to each person or group known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company. In preparing the table below, the Company has relied, without further investigation, on information contained in the filings by each reporting person with the Securities and Exchange Commission (the Commission) under the Securities Exchange Act of 1934, as amended.

                                                   Number   Percent of
          Name and Address of Beneficial Owner    of Shares Class (1)
          ------------------------------------    --------- ----------
          Westport Asset Management, Inc. (2).... 3,586,400    12.6%
           Westport Advisers LLC
           253 Riverside Avenue
           Westport, Connecticut 06880

          Phoenix Life Insurance Company......... 4,543,270      (3)
           1 American Row
           Hartford, Connecticut 06103

          Investors Group Inc. (4)............... 1,802,000     6.3%
           Investors Group Trustco Inc.
           Investors Group Trust Co. Ltd.
           I. G. Investment Management, Ltd.
            Investors U.S. Large Cap Value Fund
            One Canada Centre
            447 Portage Avenue
            Winnipeg, Manitoba R3C 3B6

--------
(1) Based on 28,491,053 shares of Common Stock issued and outstanding on March 1, 2001.
(2) Westport Asset Management, Inc. filed a joint Schedule 13G/A with the Commission on February 25, 2002, reporting that as of December 31, 2001, it had sole and shared dispositive power as to 1,793,200 shares of Common Stock (3,586,400 shares following adjustment for the Company's two-for-one stock split paid December 31, 2001). The Schedule 13G/A states that Westport Asset Management, Inc., an investment advisor, owns 50% of Westport Advisors LLC, which is an investment advisor for a series of public mutual funds.
(3) Phoenix Life filed a Form 3 for May 1999 reporting that as of May 3, 1999, it had sole voting and dispositive power as to 865,042 shares of Common Stock (1,730,084 shares following adjustment for the Company's two-for-one stock split paid December 31, 2001), which represents 6.1% of the issued and outstanding shares of Common Stock as of March 1, 2002. Additionally, Phoenix Life holds $32,000,000 of subordinated debentures convertible into 2,813,186 shares of Common Stock at a price of $11.375 per share. If the debentures were converted as of March 1, 2002, Phoenix Life would own 4,543,270 shares of Common Stock representing 14.5% of the issued and outstanding Common Stock.
(4) Investors Group, Inc. filed a joint Schedule 13G/A with the Commission on February 20, 2002, reporting that as of December 31, 2001, it had shared voting and dispositive power as to 901,000 shares of Common Stock (1,802,000 shares following adjustment for the Company's two-for-one stock split paid December 31, 2001) in its Investors U.S. Large Cap Value Fund (the Fund). According to the Schedule 13G/A, the Fund is an open-end mutual fund trust managed by I.G. Investment Management, Ltd. Investors Group Trust Co. Ltd. serves as trustee of the Fund. Investors Group, Inc. and Investors Group Trustco Inc. are holding companies.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

   Four (4) directors are to be elected at the Meeting to serve for terms of three (3) years expiring on the date of the Annual Meeting in 2005 and until their successors are elected and one (1) director is to be elected at the Meeting to serve for a term of one (1) year expiring on the date of the Annual Meeting in 2003 and until his successor is elected.

   It is intended that votes represented by proxies, unless otherwise specified, will be cast for the election as directors of the nominees listed below, all of whom are now directors of the Company. The election of each nominee for director requires a plurality of the votes cast by shares of Common Stock entitled to vote in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast. Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.

   If, at the time of the Meeting, any nominee should be unable to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

                           BIOGRAPHICAL INFORMATION

   The following information is furnished with respect to each nominee and each director whose term of office will continue after the Meeting.

Nominees For Terms Expiring in 2005

   Theodore L. Chandler, Jr., 49, has been Senior Executive Vice President of LandAmerica Financial Group, Inc., a company providing title insurance and real estate transaction services through its underwriting and other subsidiaries, since January 2000. He had been a principal in the law firm of Williams Mullen in Richmond, Virginia from 1982 to January 2000. Williams Mullen has represented the Company as legal counsel since the Company's formation in 1982. Mr. Chandler is a director of LandAmerica Financial Group, Inc., Open Plan Systems, Inc. and Mutual Assurance Society of Virginia. Mr. Chandler is Chairman of the Audit Committee and a member of the Compensation Committee, Corporate Affairs Committee and Corporate Governance Committee. He has been a director of the Company since 1986.

   Norwood H. Davis, Jr., 62, has been Chairman Emeritus of the Board of Trigon Healthcare, Inc., a company providing health care coverage and specialty health services in Virginia, since 2001. Mr. Davis had been Chairman of that company from 1981 to 2001, and Chief Executive Officer from 1981 to 1999. Mr. Davis is the Managing Director of CMD Management, LLC. Mr. Davis is Chairman of the Corporate Governance Committee and a member of the Executive Committee. He has been a director of the Company since 1994.

   Timothy J. Korman, 49, has been Executive Vice President, Finance and Administration of the Company since 1997. He was Executive Vice President, Chief Financial Officer and Treasurer of the Company from 1995 to 1997. Mr. Korman is a member of the Corporate Affairs Committee and has been a director of the Company since 1999.

   Thomas H. O'Brien, 65, was the Chairman and Chief Executive Officer of The PNC Financial Services Group, Inc., a multi-bank holding company engaged in financial services activities in Pittsburgh, Pennsylvania, from 1985 to 2001. He was Chairman of PNC Bank, N.A., a national banking institution in Pittsburgh, Pennsylvania, from 1993 to 2001. He is a director of Verizon Communications, BlackRock, Inc., Viasystems, Inc., USAirways Group, Inc. and The PNC Financial Services Group, Inc. Mr. O'Brien is Chairman of the Compensation Committee and a member of the Corporate Governance Committee. He has been a director of the Company since 1982.

Nominee For Term Expiring in 2003

   Julious P. Smith, Jr., 58, is Chairman and Chief Executive Officer and a member of the law firm of Williams Mullen. Prior to June 1, 1999, he was President and Chief Executive Officer and a member of that law firm, positions he held for more than five years. Mr. Smith is a director of LandAmerica Financial Group, Inc. He is a member of the Corporate Governance Committee and the Product Development Committee and has been a director of the Company since 2001.

   The Board of Directors recommends that the shareholders vote FOR the five
(5) nominees set forth above.

Incumbent Directors Whose Terms Expire at the 2003 Annual Meeting

   Robert W. Fiondella, 59, has been Chairman and Chief Executive Officer and a director of The Phoenix Companies, Inc., a company providing insurance services throughout the Northeast, since November 2000 and Chairman and Chief Executive Officer of Phoenix Life since February 1994. He served as President of Phoenix Life from 1987 until February 2000 and has been a director of Phoenix Life since 1987. Mr. Fiondella is also a director of PXRE Group Ltd. Mr. Fiondella is Chairman of the Product Development Committee and a member of the Compensation Committee, Corporate Affairs Committee, and the Executive Committee. He has been a director of the Company since 1999.

   Robert H. Hilb, 74, has been Chairman Emeritus since January 2000. He was Chairman of the Company from 1991 until December 1999 and was Chief Executive Officer of the Company from 1991 to May 1997. Mr. Hilb is a member of the Executive Committee and Compensation Committee and has been a director of the Company since 1982.

   Andrew L. Rogal, 53, has been Chairman since January 2000 and Chief Executive Officer since May 1997. He was President of the Company from 1995 until December 1999 and was Chief Operating Officer of the Company from 1995 to May 1997. Mr. Rogal is Chairman of the Executive Committee and has been a director of the Company since 1989.

   Martin L. Vaughan, III, 55, has been President of the Company since January 2000 and has been Chief Operating Officer of the Company since 1999. He was President and Chief Executive Officer of American Phoenix Corporation from 1990 to 1999. Mr. Vaughan is a member of the Executive Committee and Product Development Committee, and has been a director of the Company since 1999.

Incumbent Directors Whose Terms Expire at the 2004 Annual Meeting

   J.S.M. French, 61, has been President of Dunn Investment Company, a construction materials and construction investment company in Birmingham, Alabama, since 1978. He is a director of Regions Financial Corporation, Energen Corporation and Protective Life Corporation. Mr. French is a member of the Audit Committee and the Corporate Affairs Committee and has been a director of the Company since 1984.

   Anthony F. Markel, 60, has been President and Chief Operating Officer of Markel Corporation, an insurance company headquartered in Richmond, Virginia and comprised of five operating units underwriting specialty insurance products and programs to a variety of niche markets, since March 1992. He is a director of Markel Corporation and Open Plan Systems, Inc. Mr. Markel is a member of the Audit Committee, Compensation Committee, Executive Committee and the Product Development Committee. He has been a director of the Company since 1998.

   David W. Searfoss, 50, has been Executive Vice President and Chief Financial Officer of The Phoenix Companies, Inc., a company providing insurance services throughout the Northeast, since November 2000 and Executive Vice President and Chief Financial Officer of Phoenix Life since 1994. Mr. Searfoss is a director of PXRE Group Ltd. Mr. Searfoss is a member of the Audit Committee, and the Corporate Governance Committee, and has been a director of the Company since 1999.

   Robert S. Ukrop, 55, has been President and Chief Executive Officer of Ukrop's Super Markets, Inc., a company owning 27 retail food stores and 3 food manufacturing facilities in Central Virginia, since 1994. He is a first cousin of Timothy J. Korman, Executive Vice President, Finance and Administration of the Company. Mr. Ukrop is Chairman of the Corporate Affairs Committee, and a member of the Product Development Committee and has been a director of the Company since 1989.

                  CERTAIN NOMINATION AND VOTING ARRANGEMENTS

   On May 3, 1999, the Company acquired from PM Holdings, Inc. (Holdings), a subsidiary of Phoenix Life, and Martin L. Vaughan, III (Vaughan) all of the issued and outstanding shares of the capital stock of American Phoenix Corporation (APC), resulting in APC becoming a wholly owned subsidiary of the Company. In connection with the acquisition, the Company, Holdings and Holdings' parent, Phoenix Life, entered into a Voting and Standstill Agreement (the Voting Agreement). The Voting Agreement provided, among other things, that
(i) in connection with the 2000 Annual Meeting, the Company would nominate and recommend for election two directors, Vaughan and a person designated by the Company, and (ii) commencing with the 2000 Annual Meeting and continuing during the term of the Voting Agreement, the Company would nominate and recommend for election two additional directors, Robert W. Fiondella and a person designated by Holdings, to serve on the Board of Directors of the Company. Timothy J. Korman and David W. Searfoss were the designees of the Company and Holdings, respectively. The Voting Agreement requires the Holdings designee to resign from the Board of Directors once Holdings' ownership percentage of the Company's adjusted outstanding shares of Common Stock (as defined in the Voting Agreement) is reduced to less than 10%.

   Pursuant to the Voting Agreement, Phoenix Life and Holdings have agreed to vote the shares of Common Stock owned by them or their affiliates in accordance with the recommendation of the Board of Directors on matters relating to (i) the election of directors nominated by the Board of Directors or a nominating committee thereof, (ii) certain tender or exchange offers, election contests and other attempts to acquire control of the Company or the Board of Directors and (iii) for a period of five years, business combination and similar transactions for which shareholder approval is sought. Unless terminated earlier by written agreement of the parties, the Voting Agreement will remain in effect until May 3, 2009.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

   The standing committees of the Board of Directors are the Executive Committee, the Audit Committee, the Compensation Committee, the Corporate Affairs Committee, the Product Development Committee and the Corporate Governance Committee. The Executive Committee, which is subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board of Directors in order for the Executive Committee to act between meetings of the Board. As more fully discussed below under ''Compensation Committee Report on Executive Compensation,'' the Compensation Committee establishes the compensation of all executive officers of the Company and administers the Company's stock option plans, the Outside Directors Deferral Plan, the Executive Voluntary Deferral Plan and the Supplemental Executive Retirement Plan. The Corporate Affairs Committee is responsible for monitoring the Company's external relations in its communities. The Product Development Committee is charged with investigating and developing new product offerings for the Company's subsidiaries. The Corporate Governance Committee is responsible for recommending to the Board of Directors persons to be nominated for election as directors of the Company and other matters related to corporate governance and procedures.

   The responsibilities of the Audit Committee include the review of the scope and the results of the work of the independent auditors and internal auditors, the review of internal accounting controls and the recommendation of the independent auditors to be designated for the ensuing year. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is on file with the Commission as an exhibit to the Company's proxy statement for the 2001 Annual Meeting of Shareholders. The Audit Committee is composed of four members, each of whom is independent as that term is defined in the listing standards of the New York Stock Exchange.

   In 2001, there were four meetings of the Board of Directors, three meetings of the Audit Committee, three meetings of the Compensation Committee, three meetings of the Corporate Governance Committee, and three meetings of the Corporate Affairs Committee. The Executive Committee and Product Development Committee did not meet in 2001. Each member of the Board of Directors attended at least 75% of the aggregate total number of meetings of the Board and the committees on which he served.

                            DIRECTORS' COMPENSATION

   Prior to August 1, 2001, each director who was not an employee of the Company received an annual retainer of $14,000, a fee of $2,500 for each Board meeting attended and a fee of $1,000 for each committee meeting attended. Effective August 1, 2001, the fee structure was changed to an annual retainer of $20,000, a fee of $2,000 for each Board meeting attended and a fee of $1,000 for each committee meeting attended. Additionally, the chair of every committee receives an annual retainer of $2,000. Directors who are also employees of the Company receive no compensation for their services as directors.

   The Company has an Amended and Restated Outside Directors Deferral Plan (the Amended and Restated Plan) which permits a non-employee director to defer all or a portion of his compensation. Under the Amended and Restated Plan, directors of the Company who are not employees of the Company may elect to defer all or part of their annual retainer fees and meeting fees in Deferred Stock Units that represent a hypothetical share of the Company's Common Stock. Retainer fees are credited to a director's account quarterly and meeting fees are credited on the date such retainer fees are earned at the closing price of the Common Stock on the applicable date. A participant's Deferred Stock Unit Account is increased by phantom dividends equal to the dividends paid by the Company on the Common Stock. Those directors who elect to defer 100% of their total compensation into Deferred Stock Units for a given year are entitled to receive additional compensation in the form of Deferred Stock Units equal to 30% of their total compensation. Any amounts deferred under the former Outside Directors Deferral Plan and held in a Deferred Cash Account in the Amended and Restated Plan are credited with interest annually at the rate of return set forth in the Amended and Restated Plan, which is currently 9%, and are paid out in cash. Deferred Stock Units credited to a director's account under the Amended and Restated Plan are paid out in shares of Common Stock on the basis of one share of Common Stock for each Deferred Stock Unit in the director's account. Payment of amounts accrued to a director are made either in installments or in a lump sum pursuant to the director's irrevocable election or otherwise in accordance with the terms of the Amended and Restated Plan.

   On May 5, 1998, the shareholders of the Company approved the Non-Employee Directors Stock Incentive Plan which provides that each non-employee director will receive a grant of an option to purchase 10,000 shares of the Common Stock on the first business day following each Annual Meeting of Shareholders. Therefore, pursuant to the plan, on May 2, 2001, Theodore L. Chandler, Jr., Norwood H. Davis, Jr., Robert W. Fiondella, J.S.M. French, Robert H. Hilb, Anthony F. Markel, Thomas H. O'Brien, David W. Searfoss, Julious P. Smith, Jr. and Robert S. Ukrop were each granted an option to purchase 10,000 shares of the Common Stock of the Company. The exercise price of all options granted to each non-employee director is the fair market value of the Common Stock on the date of grant. All of the options become exercisable six months after the date of grant and expire ten years from the date of grant. The Company may also make grants of options to directors under the 2000 Stock Incentive Plan.

   Pursuant to the Company's Non-Employee Directors Stock Incentive Plan, directors may elect to receive some or all of their fees in shares of the Company's Common Stock. Those directors electing to receive 100% of their fees in Common Stock receive additional compensation in the form of Common Stock equal to 30% of their compensation.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership of Common Stock with the Commission. Such persons are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that applicable Section 16(a) filing requirements were satisfied for transactions that occurred in 2001.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   Under rules established by the Commission, the Company is required to provide certain information with respect to the compensation and benefits provided to the Company's Chief Executive Officer, Andrew L. Rogal, and the other Named Executive Officers. The following report of the Compensation Committee of the Board of Directors addresses the Company's compensation policies in effect during 2001.

Role of Compensation Committee

   Decisions on compensation of certain executive officers of the Company are made by the Compensation Committee of the Board of Directors. The Compensation Committee has authority from the Board of Directors to review and determine the salaries of all of the Company's executive officers with the title of Vice President and above. In addition to determining salaries, the Compensation Committee reviews and approves management incentive programs and other benefits for executive officers. The Compensation Committee also administers the Company's stock option plans. Finally, the Committee recommends to the Board of Directors such other forms of remuneration as the Committee deems appropriate. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reported to the full Board of Directors.

Executive Compensation Policies

   The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, recognize individual initiative and achievement and assist the Company in attracting and retaining highly qualified executives. They provide for competitive base salaries which reflect individual performance and level of responsibility, annual bonuses payable in cash on the basis of Company financial success, individual merit and achievement in obtaining annual performance goals and long-term stock-based incentive opportunities which strengthen the mutuality of interests between senior management and the Company's shareholders.

   To further this mutuality of interests, the Insider Stock Ownership Plan was adopted in 1998 to align the interests of senior management with the shareholders by requiring senior management to attain certain stock ownership levels and therefore maintain a vested interest in the equity performance of the Company. Over a five year period, measured from the later of adoption of the plan or admittance into the executive group, the executives covered by such plan are expected to reach a prescribed ownership level, which is expressed as a multiple of the executive's base salary and which ranges from five times base salary to one times base salary depending on the executive's position. By December 31, 2001, all Named Executive Officers had achieved their prorated goals for the five year implementation period.

   In furtherance of its responsibility to determine executive compensation, the Compensation Committee annually, or more frequently, reviews the Company's executive compensation program. The Compensation Committee evaluates the salaries and compensation structures of executive officers of peer companies in the industry in order to establish general parameters within which it may fix competitive compensation for its executive officers. The peer group used for compensation analysis for 2001 is the same as the peer group reflected in the performance graph included in this proxy statement. The Committee believes that the Company's compensation of its executive officers is comparable to its peer companies and provides proper incentives to the executive officer group.

   The Compensation Committee then determines the appropriate salary and management incentive opportunity for each executive officer using a number of factors, including the executive officer's individual duties and responsibilities in the Company, tenure, his or her relative importance to the overall success of the Company's short and long-term goals and attainment of individual performance goals, if appropriate. It is the philosophy of the Compensation Committee that incentive compensation should be a very substantial component of total compensation in order to implement the Company's aggressive pay-for-performance policy.

2001 Base Salaries and Annual Incentives

   On June 1, 1997, the Company entered into an employment agreement with Andrew L. Rogal to serve as Chief Executive Officer of the Company, which agreement has been superseded with a new agreement as of December 1, 2001. Pursuant to the terms of the previous employment agreement, Mr. Rogal's annual base salary was fixed at $400,000, subject to an annual review by the Committee to consider appropriate increases. In March of 2001, Mr. Rogal's base annual salary was increased to $490,000, and this salary level was adopted as the base salary under the new employment agreement. This annual base salary was set based on Mr. Rogal's individual duties and responsibilities, his tenure and a review of salaries paid to the chief executive officers of the Company's peer group companies. In addition, Mr. Rogal is entitled to receive an annual incentive bonus as established and modified from time to time by the Committee. In awarding the annual incentive bonus to Mr. Rogal for 2001, the Committee considered his individual merit and achievement in attaining annual performance goals, the Company's financial success and Mr. Rogal's leadership in strategically focusing the Company. Mr. Rogal is also eligible to receive stock option awards and other long-term equity incentives, as determined by the Committee. In 2001, Mr. Rogal was awarded 8,000 shares of Restricted Stock and a Nonqualified Stock Option for 32,000 shares of Common Stock.

   The Company's other executive officers are also eligible for an annual management incentive award in the form of a cash bonus. On February 12, 2001, the Committee approved the 2001 Corporate Incentive Plan for certain key executives of the Company. The purpose of the program is to more closely align the interests of the senior executives with the shareholders and further strengthen the Company's pay-for-performance policy by providing a pool based on increased operating earnings per share. Under the Plan, those individuals responsible for overseeing and implementing the strategic initiatives of the Company and for the overall earnings per share of the Company are eligible to participate in the executive bonus pool. The available dollar pool is based on improved operating earnings per share. On February 11, 2002, using the aforementioned factors, the Committee awarded Mr. Rogal an incentive bonus of $488,800 out of the pool for his 2001 performance.

Tax Considerations

   The Omnibus Budget Reconciliation Act of 1993 established certain criteria for the tax deductibility of compensation in excess of $1.0 million paid to the Company's executive officers. The Company believes it is not in danger of losing deductions under the law. The Committee will carefully consider any plan or compensation arrangement that would result in the disallowance of compensation deductions. The Committee will use its best judgment in such cases, taking all factors into account, including the materiality of any deductions that may be lost. To date, the Committee has not adopted a policy that dictates its decision in such a situation.

   The tables which follow this report, and accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

                                          COMPENSATION COMMITTEE
                                            Thomas H. O'Brien, Chairman
                                            Theodore L. Chandler, Jr.
                                            Robert W. Fiondella
                                            Robert H. Hilb
                                            Anthony F. Markel

Compensation Committee Interlocks And Insider Participation

   Robert H. Hilb, a member of the Company's Compensation Committee, is the former Chairman and Chief Executive Officer of the Company and currently holds the position of Chairman Emeritus.

                            EXECUTIVE COMPENSATION

                          Summary Compensation Table

   The following table sets forth the annual and long-term compensation paid by the Company to each of the Named Executive Officers for the fiscal years ended December 31, 2001, 2000 and 1999.

                                                                     Long-Term Compensation
                                        Annual Compensation                  Awards
                                 ---------------------------------- -------------------------
                                                       Other Annual  Restricted   Securities   All Other
                                                       Compensation     Stock     Underlying  Compensation
Name and Principal Position Year Salary($) Bonus($)(1)    ($)(2)    Awards ($)(3) Options (#)    ($)(4)
--------------------------- ---- --------- ----------- ------------ ------------- ----------- ------------
Andrew L. Rogal............ 2001 $490,008   $488,800        --        $150,040      32,000      $140,558
 Chairman and Chief         2000  460,832    362,300        --         369,720      32,000       137,405
 Executive Officer          1999  437,076    272,899        --              --          --       134,236
Martin L. Vaughan, III (5). 2001  385,008    361,300        --         112,530      24,000        62,705
 President and Chief        2000  366,676    264,100        --         258,804      24,000        17,778
 Operating Officer          1999  233,344    132,900        --              --          --        10,166
Timothy J. Korman.......... 2001  286,008    286,000        --          75,020      16,000        56,810
 Executive Vice President,  2000  269,180    210,200        --         244,584      16,000        54,667
 Finance and
   Administration           1999  235,208    128,700        --              --          --        52,051
Jack P. McGrath............ 2001  331,992    236,400        --          75,020      16,000        37,676
 Senior Vice President-     2000  317,660    210,200        --         244,584      16,000        36,826
 Business and Product       1999  304,376    166,100        --              --          --        35,995
 Development
Michael A. Janes........... 2001  259,992    221,500        --          60,016      13,000        24,352
 Vice President             2000  246,673    128,700        --         122,292      13,000        23,764
                            1999  226,042    170,000        --              --          --        22,953

--------
(1) Bonuses reported in the table reflect the amount earned by the Named Executive Officer for each year shown. Payment of such bonuses occurred in the year following the year in which such bonuses were earned.
(2) The dollar value of perquisites and other personal benefits received by each of the Named Executive Officers did not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus reported for any named individual.
(3) The 2001 amounts in this column are the dollar values, based on the $18.755 closing price of a share of Common Stock on February 12, 2001, as reported on the New York Stock Exchange, of the following number of shares of Restricted Stock awarded on such date to the Named Executive Officers: Mr. Rogal, 8,000 shares; Mr. Vaughan, 6,000 shares; Mr. Korman, 4,000 shares; Mr. McGrath, 4,000 shares; and Mr. Janes, 3,200 shares. The Restricted Stock vests 25% per year on each of four successive anniversary dates commencing two years after the date of the award, provided the Named Executive Officer is employed full time by the Company on the applicable vesting date, and provided further that, with respect to the 2001 grants, the Company's operating earnings must have increased by at least ten percent on a year over year basis in at least one of the two calendar years preceding each vesting date. The aggregate number of shares of Restricted Stock held by each of the Named Executive Officers on December 31, 2001, and the dollar value of such shares on such date based on the $28.025 closing price of a share of Common Stock on December 31, 2001, as reported on the New York Stock Exchange, were as follows: Mr. Rogal, 34,000 shares, $952,850; Mr. Vaughan, 24,200 shares, $678,205; Mr. Korman, 21,200 shares,
    $594,130; Mr. McGrath, 21,200 shares, $594,130; and Mr. Janes, 11,800 shares, $330,695. Dividends will be paid on the shares of Restricted Stock awarded to the Named Executive Officers.

(4) The amount shown for each Named Executive Officer for 2001 includes (a) the Company's profit sharing and 401(k) matching contributions as follows: Mr. Rogal, $5,100; Mr. Vaughan, $5,100; Mr. Korman, $5,100; Mr. McGrath, $5,100
    and Mr. Janes, $5,100; (b) the Company's expense to the Supplemental Executive Retirement Plan as follows: Mr. Rogal, $32,617 ($9,717 contribution and $22,900 interest accrual); Mr. Vaughan, $7,432 ($6,375 contribution and $1,057 interest accrual); Mr. Korman, $22,631 ($5,684 contribution and $16,947 interest accrual); Mr. McGrath, $6,186 ($4,800 contribution and $1,386 interest accrual) and Mr. Janes, $3,229 ($2,650 contribution and $579 interest accrual); and (c) the amount of premiums paid on term and split-dollar life insurance as follows: Mr. Rogal, $102,841; Mr. Vaughan, $50,173; Mr. Korman, $29,079; Mr. McGrath, $26,390
    and Mr. Janes, $16,023.
(5) Mr. Vaughan was elected to his office shown in the table effective May 3, 1999 in connection with the acquisition of American Phoenix Corporation. The amounts reported in the table for Mr. Vaughan for fiscal year 1999 reflect compensation paid to him by the Company following the acquisition and his employment by the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

   The following table contains information concerning grants of stock options to each of the Named Executive Officers during the fiscal year ended December 31, 2001. No stock appreciation rights (SARs) were granted during fiscal year 2001 and there are no outstanding SARs.

                                    Individual Grants
                       -------------------------------------------
                                   % of Total
                        Number of   Options
                       Securities  Granted to Exercise
                       Underlying  Employees   or Base              Grant Date
                         Options   in Fiscal    Price   Expiration   Present
Name                   Granted (1)    Year    ($/Sh)(2)  Date (3)  Value ($)(4)
----                   ----------- ---------- --------- ---------- ------------
Andrew L. Rogal.......   32,000       5.45%    $18.76    02/12/08    $159,040
Martin L. Vaughan, III   24,000       4.09      18.76    02/12/08     119,280
Timothy J. Korman.....   16,000       2.73      18.76    02/12/08      79,520
John P. McGrath.......   16,000       2.73      18.76    02/12/08      79,520
Michael A. Janes......   13,000       2.21      18.76    02/12/08      64,610

--------
(1) The options granted to the Named Executive Officers contain a provision whereby the right to exercise such options vests at a rate of 25% of the aggregate number of shares of Common Stock of the Company covered by such options on each of the first four successive anniversary dates of the date of grant.
(2) The exercise price for the options listed in the table was the fair market value on the date of grant. The exercise price may be paid in cash, in shares of Common Stock of the Company valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all required withholding and other deductions.
(3) The options listed in the table expire seven years from the date of grant. An earlier expiration date may apply in the event of the optionee's termination of employment, retirement, death or disability.
(4) The Black-Scholes option pricing model was used to determine the ''Grant Date Present Value'' of the options listed in the table. The model assumed a volatility measure of .199, a risk free interest rate of 5.08% and a dividend yield of 1.81%. The model also assumed an exercise date seven years after its grant. Because the magnitude of any non-transferability discount is extremely difficult to determine, none was applied in determining the value of the reported options. The grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, an optionee will realize will depend on the excess of market value of a share of the Company's Common Stock over the exercise price on the date the option is exercised.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

   The following table provides information concerning the value of the outstanding options for the Named Executive Officers on December 31, 2001. Messrs. Timothy J. Korman and John P. McGrath were the only Named Executive Officers to exercise options during 2001.

                                              Number of Securities
                                             Underlying Unexercised   Value of Unexercised In-
                                             Options at Fiscal Year     the-Money Options at
                                                     End (#)           Fiscal Year End ($)(2)
                         Shares     Value   ------------------------- -------------------------
                        Acquired   Realized
Name                   on Exercise  ($)(1)  Exercisable/Unexercisable Exercisable/Unexercisable
----                   ----------- -------- ------------------------- -------------------------
Andrew L. Rogal.......      N/A         N/A     233,000 / 71,000        $4,640,593 / 915,699
Martin L. Vaughan, III      N/A         N/A       6,000 / 42,000            82,836 / 470,988
Timothy J. Korman.....   10,000    $227,000     103,500 / 34,500         2,046,254 / 438,669
John P. McGrath.......    4,000      89,600     106,000 / 34,000         2,105,582 / 429,078
Michael A. Janes......      N/A         N/A      83,250 / 27,750         1,646,835 / 351,024

--------
(1) The value realized represents the difference between the exercise price of the option and the fair market value of the Company's stock on the date of exercise.
(2) The value of in-the-money options at fiscal year end was calculated by determining the difference between the closing price of $28.025 per share of the Company's Common Stock on the New York Stock Exchange on December 31, 2001, the last trading day of the fiscal year, and the exercise price of the options.

                          HRH RETIREMENT SAVINGS PLAN

   The Company administers the HRH Retirement Savings Plan (the Retirement Savings Plan) in which the Named Executive Officers are permitted to participate on the same terms as other employees who meet the applicable eligibility criteria. The Retirement Savings Plan's main component is a salary reduction provision under Section 401(k) of the Internal Revenue Code. As of January 1, 2002, the Retirement Savings Plan was amended to allow participants age 50 or over to make additional catch-up contributions to the Retirement Savings Plan over and above the normal annual dollar limit for salary reduction contributions. The maximum catch-up contribution for each eligible participant for 2002 is $1,000. The Retirement Savings Plan also provides for a matching contribution equal to 100% of the first 3% of a participant's salary reduction. The profit sharing component of the Retirement Savings Plan is discretionary and is not expected to be used except in exceptional circumstances. The Company matching contribution for 2001 for Named Executive Officers was $25,500, and for all executive officers as a group was $75,578, under the salary reduction provision of the Retirement Savings Plan.

                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

   The Named Executive Officers participate in the Company's Supplemental Executive Retirement Plan (the SERP), which as of January 1, 1998, was amended and restated to convert the plan from a defined benefit arrangement to a cash balance arrangement, to provide a contribution to participants equal to the Company's profit sharing and matching contributions applied to the participant's base salary in excess of the Internal Revenue Service (the IRS) maximum allowable salary for qualified plans, which was $170,000 for 2001. The SERP was further amended to allow all current and future employees earning in excess of the IRS maximum allowable salary for qualified plans to become participants in the plan, to grandfather the current participants and provide these individuals with a contribution each year equal to the greater of a fixed 2% contribution of their base salary or the calculation for regular participants, to convert the vested benefit accrued for current participants to a cash balance as of December 31, 1997, and to add a provision wherein terminated or retired participants who are employed by a competing entity of the Company will forfeit their remaining account balance.

   Contributions to the SERP for 2001 for each of the Named Executive Officers were as follows: Mr. Rogal, $9,717; Mr. Vaughan, $6,375; Mr. Korman, $5,684; Mr. McGrath, $4,800 and Mr. Janes, $2,650. For all executive officers as a group, the 2001 contribution to the SERP was $49,598. Additionally, interest accruals on their balances for 2001 were as follows: Mr. Rogal, $22,900; Mr. Vaughan, $1,057; Mr. Korman, $16,947; Mr. McGrath, $1,386 and Mr. Janes, $579. For all executive officers as a group, interest accruals on their balances for 2001 equaled $50,506.

                             EMPLOYMENT AGREEMENTS

   Mr. Rogal entered into an employment agreement with the Company, effective December 1, 2001, to serve as Chairman and Chief Executive Officer of the Company. The employment agreement replaces Mr. Rogal's previous employment agreement dated June 1, 1997, as amended. Mr. Rogal's term of employment under the agreement terminates on May 31, 2006; provided that, commencing on May 31, 2005 and on each annual anniversary of that date, the term of employment will be automatically extended for an additional two year period, unless notice that the term of employment will not be extended is given by either party to the other at least 60 days prior to May 31, 2005 or an anniversary date. The agreement provides for an annual review of his salary by the Compensation Committee of the Board of Directors of the Company to consider appropriate increases, but in no event shall his base annual salary of $490,000 be reduced. Mr. Rogal is also eligible for an annual incentive bonus and stock options as may be determined by the Compensation Committee. The agreement may be terminated by the Company with or without "proper cause" or by Mr. Rogal for "good reason," in each case as defined in the agreement; however, should the agreement be terminated without proper cause or for good reason, Mr. Rogal would be entitled to receive salary, annual incentive bonus and benefits until the expiration of the term of employment or for one year, whichever is greater, all stock options and awards of restricted stock would immediately vest in full, all benefits in the Company's Supplemental Executive Retirement Plan would immediately vest in full and the Company would be required to transfer its interest in split dollar agreements to Mr. Rogal. The annual incentive bonus would be equal to the greater of the highest annual incentive bonus payment previously received by Mr. Rogal for the last four fiscal years prior to the date of termination or 50% of his annual base salary.

   Mr. Vaughan entered into an employment agreement with the Company, effective December 1, 2001, to serve as President and Chief Operating Officer of the Company. The employment agreement replaces Mr. Vaughan's previous employment agreement dated May 3, 1999, as amended. Mr. Vaughan's term of employment under the agreement terminates on May 31, 2005; provided that, commencing on May 31, 2004 and on each annual anniversary of that date, the term of employment will be automatically extended for an additional two year period, unless notice that the term of employment will not be extended is given by either party to the other at least 60 days prior to May 31, 2004 or an anniversary date. The agreement provides for an annual review of his salary by the Compensation Committee of the Board of Directors of the Company to consider appropriate increases, but in no event shall his base annual salary of $385,000 be reduced. Mr. Vaughan is also eligible for an annual incentive bonus and stock options as may be determined by the Compensation Committee. The agreement may be terminated by the Company with or without "proper cause" or by Mr. Vaughan for "good reason," in each case as defined in the agreement; however, should the agreement be terminated without proper cause or for good reason, Mr. Vaughan would be entitled to receive salary, annual incentive bonus and benefits until the expiration of the term of employment or for one year, whichever is greater, all stock options and awards of restricted stock would immediately vest in full, all benefits in the Company's Supplemental Executive Retirement Plan would immediately vest in full and the Company would be required to transfer its interest in split dollar agreements to Mr. Vaughan. The annual incentive bonus would be equal to the greater of the highest annual incentive bonus payment previously received by Mr. Vaughan for the last four fiscal years prior to the date of termination or 50% of his annual base salary.

   Mr. Korman entered into an employment agreement with the Company, effective December 1, 2001, to serve as Executive Vice President, Finance and Administration of the Company. The employment agreement replaces Mr. Korman's previous employment agreement dated January 9, 1991, as amended. Mr. Korman's agreement has an initial term of two years terminating on November 30, 2003; provided that, commencing on December 1, 2002 and on each annual anniversary of that date, the term of employment will be automatically extended for an additional two year period, unless notice that the term of employment will not be extended is given by either party to the other at least 60 days prior to December 1, 2002 or an anniversary date. The agreement provides for an annual review of his salary by the Compensation Committee of the Board of Directors of the Company to consider appropriate increases, but in no event shall his base annual salary of $286,000 be reduced. Mr. Korman is also eligible for an annual incentive bonus and stock options as may be determined by the Compensation Committee. The agreement may be terminated by the Company with or without "proper cause" or by Mr. Korman for "good reason," in each case as defined in the agreement; however, should the agreement be terminated without proper cause or for good reason, Mr. Korman would be entitled to receive salary, annual incentive bonus and benefits until the expiration of the term of employment. The annual incentive bonus would be equal to the greater of the highest annual incentive bonus payment previously received by Mr. Korman for the last two fiscal years prior to the date of termination or 50% of his annual base salary.

   Mr. McGrath entered into an employment agreement with the Company, effective December 1, 2001, to serve as Senior Vice President--Business and Product Development of the Company. The employment agreement replaces Mr. McGrath's previous employment agreement dated July 1, 1999, as amended. Mr. McGrath's agreement has an initial term of two years terminating on November 30, 2003; provided that, commencing on December 1, 2002 and on each annual anniversary of that date, the term of employment will be automatically extended for an additional two year period, unless notice that the term of employment will not be extended is given by either party to the other at least 60 days prior to December 1, 2002 or an anniversary date. The agreement provides for an annual review of his salary by the Compensation Committee of the Board of Directors of the Company to consider appropriate increases, but in no event shall his base annual salary of $306,000 be reduced. Mr. McGrath is also eligible for an annual incentive bonus and stock options as may be determined by the Compensation Committee. The agreement may be terminated by the Company with or without "proper cause" or by Mr. McGrath for "good reason," in each case as defined in the agreement; however, should the agreement be terminated without proper cause or for good reason, Mr. McGrath would be entitled to receive salary, annual incentive bonus and benefits until the expiration of the term of employment. The annual incentive bonus would be equal to the greater of the highest annual incentive bonus payment previously received by Mr. McGrath for the last two fiscal years prior to the date of termination or 50% of his annual base salary.

   Mr. Janes entered into an employment agreement with a subsidiary of the Company for an initial term of three years effective April 1, 1993. The agreement renews automatically for an additional one year term on April 1/st of each year unless notice that the agreement will not be renewed is given by either party to the other not less than 30 days prior to the renewal date. The agreement may be terminated with or without cause at any time by either party on thirty days' notice. Mr. Janes' salary, annual incentive bonus and benefits are established by the Compensation Committee of the Board of Directors. /

   All of the foregoing employment agreements contain restrictive covenants relating to the protection of confidential information and clients of the Company.

                    CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

   To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the threat or occurrence of a takeover, the Company has entered into change of control employment agreements with its executive officers, including each of the Named Executive Officers named in the Summary Compensation Table.

   In the event there is a change of control of the Company, the executive will be employed for a period of three years after the change of control. If the employment of the executive terminates at any time during the three year period following a change of control for any reason other than death, cause or the executive's election, the executive will receive an agreed upon amount of severance pay equal to two to three times such executive's highest applicable annual salary and bonus. Additionally, the executive would be eligible to receive benefits substantially equivalent to those which would have been received under the Company's qualified and non-qualified plans. The change of control employment agreements provide that any excise taxes shall be paid by the Company, as well as any legal expenses of the executive. If an executive elects to terminate his employment in the first year after the change of control, but without any deemed breach by the Company or its successor, the executive shall be entitled to severance equal to one-half to one times the executive's highest applicable annual salary and bonus.

   Mr. Rogal, Mr. Vaughan and Mr. Korman each have a change of control employment agreement which provides for a three times severance formula (except for death or cause) and a one-time severance formula for a voluntary termination in the first year after the change of control. The change of control agreements for the other Named Executive Officers provide for a two times and a one-half times severance formula.

                               PERFORMANCE GRAPH

   The following Performance Graph compares the Company's cumulative total shareholder return on its Common Stock, assuming reinvestment of dividends, with the cumulative total return on the published Standard & Poor's 500 Index and the cumulative total return on the Company-constructed composite industry index, consisting of the Company, Arthur J. Gallagher & Co., Brown & Brown, Inc., Marsh & McLennan Cos., Inc., and Aon Corporation, over the five year period ended December 31, 2001. The Company selected the businesses in the composite industry index in its good faith belief that these other public companies are most similar to the Company's insurance agency business.

                                    [CHART]

 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
 AMONG HILB, ROGAL AND HAMILTON COMPANY, S&P 500
                 & PEER GROUP INDEX

         Hib, Rogal and Hamilton    S&P 500 Index    Peer Group
1996     100                        100              100
1997     151.21                     133.36           145.59
1998     161.16                     171.48           161.00
1999     235.84                     207.56           233.75
2000     339.35                     188.66           275.81
2001     484.60                     166.24           273.46

ASSUMES $100 INVESTED ON DECEMBER 31, 1996 IN HILB, ROGAL AND HAMILTON
     COMPANY COMMON STOCK, S&P 500 INDEX AND PEER GROUP INDEXES.
        Source: Standard & Poor's Compustat Services Inc.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   On May 3, 1999, the Company issued to Holdings and Phoenix Life $32,000,000 in aggregate principal amount of the Company's 5.25% Convertible Subordinated Debentures Due 2014 (Debentures) in connection with the Company's acquisition of APC from Holdings and Vaughan. Immediately after the Company's acquisition of APC, Holdings distributed all of its consideration received, including the Debentures, to Phoenix Life. Two directors of the Company, Robert W. Fiondella and David W. Searfoss, are executive officers of Phoenix Life and its parent, The Phoenix Companies, Inc. The aggregate amount of the Company's indebtedness to Phoenix Life represented approximately 5.8% of the Company's total consolidated assets as of December 31, 2001.

   Julious P. Smith, Jr., a director of the Company, is the Chairman and Chief Executive Officer of the law firm of Williams Mullen, which serves as outside counsel to the Company.

   In 2001, the Company entered into an aircraft lease agreement with Tiger Air, L.L.C., a Virginia limited liability company, for the lease of a jet aircraft for use by the Company. Norwood H. Davis, Jr., a director of the Company, is a managing director of Tiger Air, L.L.C. The initial term of the lease is three years, subject to automatic renewals for successive one year periods unless terminated by either party on sixty days written notice prior to the expiration of the initial term or any renewal period. The lease provides for monthly payments by the Company of $2,200 per flight hour for use of the aircraft plus any applicable fuel surcharge; however, the minimum monthly lease payment is $27,500 irrespective of use by the Company.

   Robert H. Hilb, a director and Chairman Emeritus of the Company, entered into a consulting agreement with the Company, dated June 1, 1997, to provide consulting services to the Company at the request of the Board of Directors or the Chief Executive Officer of the Company. The agreement currently provides for the payment to Mr. Hilb of $7,000 per month for his consulting services until the expiration of the agreement. The consulting agreement, as amended in 1999, expires May 31, 2003 and provides that, if Mr. Rogal ceases to be Chief Executive Officer of the Company prior to May 31, 2003 for any reason other than his death, disability or voluntary resignation, then Mr. Hilb may elect to be paid in a lump sum all consulting fees due to be paid him through the expiration date of the agreement without further obligation to perform any consulting services.

                               AUDIT INFORMATION

   The firm of Ernst & Young LLP has audited the consolidated financial statements of the Company for the fiscal year ended December 31, 2001. The following information is furnished with respect to fees billed and expected to be billed for professional services rendered to the Company by Ernst & Young LLP for the 2001 fiscal year.

Audit Fees

   The aggregate amount of fees billed or expected to be billed to the Company by Ernst & Young LLP for professional services rendered in connection with the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001, and for the review of the Company's interim financial statements included in the Company's quarterly reports on Form 10-Q for that fiscal year, is $202,000.

Financial Information System Design and Implementation Fees

   There were no professional services rendered to the Company by Ernst & Young LLP for the design and implementation of financial information systems for the fiscal year ended December 31, 2001.

All Other Fees

   The aggregate amount of fees billed to the Company by Ernst & Young LLP for all other non-audit services rendered to the Company for the fiscal year ended December 31, 2001 was $162,000, including audit-related services of $104,000 and non-audit services of $58,000. Audit-related services generally include fees for pension audits, accounting consultations and SEC registration statements.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Ernst & Young LLP as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2002. Representatives of Ernst & Young LLP will be present at the Meeting, will be available to respond to appropriate questions from shareholders and may make a statement if they so desire.

                            AUDIT COMMITTEE REPORT

   Management is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditor is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

   In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Moreover, the Audit Committee has considered whether the independent auditor's provision of non-audit services to the Company is compatible with maintaining the auditor's independence.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

                                          AUDIT COMMITTEE
                                            Theodore L. Chandler, Jr., Chairman
                                            Anthony F. Markel
                                            David W. Searfoss
                                            J.S.M. French

                       PROPOSALS FOR 2003 ANNUAL MEETING

   Under the regulations of the Commission, any shareholder desiring to make a proposal to be acted upon at the 2003 Annual Meeting of Shareholders must cause such proposal to be delivered, in proper form, to the Corporate Secretary of the Company, whose address is 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060, no later than December 6, 2002, in order for the proposal to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. The Company anticipates holding the 2003 Annual Meeting of Shareholders on May 6, 2003.

   The Company's Bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders' meetings. For a shareholder to nominate a candidate for director or to bring other business before a meeting, notice must be received by the Corporate Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the meeting. Based on an anticipated date of May 6, 2003 for the 2003 Annual Meeting of Shareholders, the Company must receive such notice no later than March 7, 2003, and no earlier than February 5, 2003. Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefor and other specified matters. Any shareholder may obtain a copy of the Company's Bylaws, without charge, upon written request to the Corporate Secretary of the Company.

                                ANNUAL REPORTS

   The Company's Annual Report to Shareholders for the fiscal year ended December 31, 2001, including consolidated financial statements, is being mailed to shareholders with this Proxy Statement. A copy of the Company's Annual Report on Form 10-K for 2001 filed with the Commission, excluding exhibits, can be obtained without charge by writing to the Corporate Secretary, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060.

PROXY

                       HILB, ROGAL AND HAMILTON COMPANY

          This Proxy is Solicited on Behalf of the Board of Directors

The shareholder shown on the reverse side hereby appoints Andrew L. Rogal and Walter L. Smith, and each or any of them, proxy for said shareholder, with power of substitution, to vote all the shares of Common Stock of Hilb, Rogal and Hamilton Company held of record by said shareholder as of March 15, 2002 at the Annual Meeting of Shareholders of Hilb, Rogal and Hamilton Company to be held at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia, on May 7, 2002, at 10:00 a.m. eastern time, and at any adjournments or postponements thereof, upon the matters designated on the reverse side, as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1.

                          (Continued on reverse side)

          Please fold and detach card at perforation before mailing.

--------------------------------------------------------------------------------

        --------------------------------   Please mark your votes as
                                         indicated in this example  [X]
        HILB, ROGAL AND HAMILTON COMPANY

        --------------------------------

                  COMMON STOCK
        ITEM 1.     ELECTION OF DIRECTORS

                                 Nominees:                      Please disregard if you have previously
FOR all nominees WITHHOLD        (01) Theodore L. Chandler, Jr. provided your consent decision.
listed at right  AUTHORITY       (02) Norwood H. Davis, Jr.
except as marked to vote for all (03) Timothy J. Korman         By checking the box to the right, [_]
to the contrary  nominees        (04) Thomas H. O'Brien         I consent to future delivery of annual
                 listed at right (05) Julious P. Smith, Jr.     reports, proxy statements, prospectuses
                                                                and other materials and shareholder
      [_]              [_]       INSTRUCTIONS: To withhold      communications electronically via the
                                 authority to vote for any      Internet at a webpage which will be
                                 individual nominee, write each disclosed to me. I understand the
                                 such nominee's name in the     Company may no longer distribute
                                 following space:               printed materials to me from any
                                                                future shareholder meeting until such
                                 -----------------------        consent is revoked. I understand that I
                                                                may revoke my consent at any time by
                                                                contacting the Company's transfer
                                                                agent, Mellon Investor Services LLC,
                                                                Ridgefieldk Park, NJ and that costs
CONTROL                                                         normally associated with electronic
NUMBER:                                                         delivery, such as usage and telephone
                                                                charges as well as any costs I may
RECORD DATE                                                     incur in printing documents, will be
SHARES:                                                         my responsibility.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.

Signature(s) _________________ Signature(s) _______________ Date ______________

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title of such. If a corporation, please sign in corporation's name by President or other authorized officer. If a partnership, please sign in partnership's name by authorized person.

--------------------------------------------------------------------------------
          Please fold and detach card at perforation before mailing.

                 [Internet and Telephone Voting Instructions]

VOTING INSTRUCTION

                       HILB, ROGAL AND HAMILTON COMPANY

                    TO TRUSTEE, HRH RETIREMENT SAVINGS PLAN

             This Voting Instruction is Solicited on Behalf of the
            Board of Directors of Hilb, Rogal and Hamilton Company

Pursuant to Section 12.9 of the HRH Retirement Savings Plan of Hilb, Rogal and Hamilton Company, you are directed to vote, in person or by proxy, the whole shares of Common Stock of Hilb, Rogal and Hamilton Company credited to the undersigned Participant's Account as of March 15, 2002 at the Annual Meeting of Shareholders of Hilb, Rogal and Hamilton Company to be held at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia, on May 7, 2002, at 10:00 a.m. eastern time, and at any adjournments or postponements thereof, upon the matters designated on the reverse side, as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

THIS VOTING INSTRUCTION, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED PARTICIPANT. IF NO DIRECTION IS MADE, OR IF A VOTING INSTRUCTION IS NOT PROPERLY EXECUTED AND RECEIVED BY THE TRUSTEE, THE SHARES OF HILB, ROGAL AND HAMILTON COMPANY COMMON STOCK CREDITED TO YOUR ACCOUNT WILL BE VOTED IN THE SAME PROPORTION AS THOSE SHARES FOR WHICH THE TRUSTEE HAS RECEIVED PROPER VOTING INSTRUCTIONS.

                          (Continued on reverse side)

          Please fold and detach card at perforation before mailing.

--------------------------------------------------------------------------------

                       HILB, ROGAL AND HAMILTON COMPANY

                    TO TRUSTEE, HRH RETIREMENT SAVINGS PLAN

This Voting Instruction, when properly executed, will be voted in the manner directed by the undersigned shareholder.

ITEM 1.     ELECTION OF DIRECTORS      INSTRUCTIONS:    To withhold authority to vote for any
                                                        individual nominee, write each such
                                                        nominee's name in the following
                                                        space:
[_] FOR Nominee: Theodore L. Chandler,
                 Jr. Norwood H. Davis,
                 Jr. Timothy J. Korman
                 Thomas H. O'Brien
                 Julious P. Smith, Jr. -------------------------------------------

[_] WITHHOLD AUTHORITY                 RECORD DATE SHARES:
    to vote for all such nominees
                                       Please be sure to mark, sign, date and return this Voting
                                       Instruction using the enclosed. Please sign
                                       exactly as name appears hereon.

                                       -------------------------------------------
                                       Participant Sign Here

                                       Date:________________________________, 2002

          Please fold and detach card at perforation before mailing.

--------------------------------------------------------------------------------